Exhibit 10.37

Loan Contract

Agricultural Bank of China

Loan Contract

Agricultural Bank Loan (June 25, 2009) No. 36101200900001946

Borrower (full name):	Jinko Solar Co., Ltd.

Lender (full name):	Agricultural Bank of China, Shangrao Branch (together with the Borrower, the “Parties”, or each, a “Party”)

This loan contract (the “Contract”) is entered into by and between the Parties through negotiations in accordance with relevant national laws and regulations.

Article One	Loan

1.	Type of the Loan: Medium-term working capital

2.	Purpose of the Loan: Purchasing raw materials

3.	Currency and Amount: Seventy-nine million

4.	Term of the Loan

(1)	Term of the loan is shown as table below.

Granted				Due
Year	Month	Day	Amount	Year	Month	Day	Amount
2009	June	25	Seventy-nine million	2012	June	24	Seventy-nine million

(Attached sheets used in case of insufficient space in the table shall be regarded as part of this Contract.)

(2)	In the event that any contradictions arise in relation to the loan amount, grant date and maturity date between this Contract and the loan note, the loan note shall prevail. The loan note is part of this Contract and has the same legal force as the Contract.

(3)	If the loan in this Contract is paid in foreign currency, the Borrower shall duly repay the principal and the interests in such foreign currency.

5.	Interest Rate of the Loan

Interest rate of RMB loan is determined by Item 1 of the followings:

(1)	Floating Rate

Based on the standard rate of   -    , the interest rate of the loan shall float (up/down)   -   percent, and the annual implemented interest rate is    percent. The standard rate of the loan with a term less than five years (including five years) is the standard rate of RMB loan set by the People’s Bank of China during the corresponding time period; the standard rate of the loan with a term more than five years is the standard rate of RMB set by the People’s Bank of China plus -   percent.

Interest rate shall be adjusted every three months. In case that standard rate of RMB loan of the People’s Bank of China is adjusted, the Lender will implement a new interest rate calculated by the aforesaid method based on the adjusted standard rate of corresponding period without further notice to the Borrower, and the new interest rate shall be implemented from the first corresponding grant date after the standard rate is adjusted. If the date of standard rate adjustment and the grant date are the same day, or the date of the standard rate adjustment and the corresponding grant date of the first month of such period are the same day, the new interest rate of the loan will be implemented from the adjustment date of the standard rate.

(2)	Fixed Rate

Based on the standard rate of   -    , the interest rate of the loan shall float (up/down)     -   percent, and the annual interest rate of -   percent will be implemented till the maturity date. The standard rate of the loan with a term less than five years (including five years) is the standard rate of RMB loan set by the People’s Bank of China during the corresponding time period; the standard rate of the loan with a term more than five years is the standard rate of RMB set by the People’s Bank of China plus - percent.

Interest rate of foreign currency loan is determined by Item   -   of the followings:

(1)	Interest rate of the loan equal to - month(s) of - (LIBOR/HIBOR) + - percent of rate spreads floated with a period of - month(s). LIBOR/HIBOR is the lending and borrowing interest rates for the corresponding term, during the two working days before the calculation day, adopted in the London / Hong Kong banking industry and published by Reuters.

(2)	The implemented annual interest rate is - percent till the maturity date.

(3)	Other method -

6.	Interest Settlement

The interests under this Contract shall be settled every month (month/season), and the settlement day is the 20th day of every month (month/season), and the Borrower shall pay all the outstanding interests within that day. If the date of the last repayment of the principal is not on a settlement day, the outstanding interests shall be paid along with the principal (daily interest rate = monthly interest rate / 30).

Article Two	The Lender is entitled to refuse to grant the loan under this Contract if the following conditions are not fulfilled:

1.	The Borrower has opened saving account at the Lender.

2.	The Borrower has provided related documentations and data and accomplished related procedures according to the requirements of the Lender.

3.	If the loan under this Contract is in foreign currency, the Borrower shall obtain approval and registration and complete other legal procedures related to the loan pursuant to relevant regulations.

4.	If the loan under this Contract is a loan secured by mortgage/pledge, the Borrower shall complete relevant legal registration procedures and/or insurance procedures in accordance with the requests of the Lender, and such security or insurance shall be continuously effective. If the loan under this Contract is secured by a guarantee, the guarantee contract shall have been signed and come into force.

Article Three	Rights and Obligations of the Lender

1.	The Lender is entitled to know the business operations, financial activities, inventory status, applications of the proceeds of the Borrower, and to request the Borrower to provide documentations, data and information, including financial statements.

2.	In case of the Borrower’s conducts or conditions, including but not limited to those listed in Item 7, 8 and 10 of Article Four, which may affect the security of the loan, the Lender may terminate the loans or request the early repayment of the loan.

3.	The Lender is entitled to directly withdraw the amounts payable from any account of the Borrower if the Lender requests the repayment or the early repayment of the principal, the interests, the penalty interests, the compound interests and other expenses payable by the Borrower under this Contract.

4.	If the amount of repayment is insufficient to satisfy the full amounts payable under this Contract, the Lender shall have the discretion to apply such repayment to the principal, the interests, the penalty interests, the compound interests or other expenses.

5.	If the Borrower is in default, the Lender may disclose to the public about the breach of the Borrower.

6.	The Lender shall grant full loans in due course to the Borrower in accordance with the Contract.

Article Four	Rights and Obligations of the Borrower

1.	The Borrower is entitled to receive and use the proceeds of the loan pursuant to the terms and conditions of the Contract.

2.	The Borrower is entitled to settle and deposit the payables/receivables related to the loan under the Contract through the account(s) mentioned in Article Two of the Contract.

3.	If the loan under this Contract is in foreign currency, the Borrower shall obtain approval and registration and complete other legal procedures related to the loan pursuant to relevant regulations.

4.	The Borrower shall repay the principal and the interests on time. The Borrower shall apply in writing to the Lender for extension within 15 days prior to the maturity date and sign the extension agreement upon the consent of the Lender.

5.	The proceeds of the loan shall be used on the prescribed purpose under the Contract and may not be diverted or appropriated.

6.	The Borrower shall provide to the Lender with true, full and effective financial statements or other related data and information and cooperate actively with the Lender to check its business operations, financial activities and applications of the loan under the Contract.

7.	The Borrower shall give a written notice to the Lender and obtain the approval from the Lender in advance, settle the obligations of repayment or make the early repayment of the loan before the Borrower has any conduct that may have impact on the relationship between the Parties or on the realization of creditor’s right, including contracting, leasing, reorganization of limited company, joint operation, separation, merger, acquisition or being acquired, joint venture, assets transfer, application for suspending business for rectification, dissolution, bankruptcy and etc.

8.	In case of any of the conditions occurs to the Borrower, other than those stated in the Item 7 of this Article, including termination of production, suspension of business, cancellation of registration, revocation of business license, illegal activities of legal representatives or principals, major litigation or arbitration, serious difficulty in business operation, deterioration in financial situation, that may seriously affect the fulfillment of the obligations by the Borrower under the Contract, the Borrower shall immediately inform the Lender in writing and take actions permitted by the Lender to preserve the creditor’s rights.

9.	The Borrower shall provide written notice and obtain written consent from the Lender if the Borrower decides to use its main property as security to provide guarantee for a third party’s loan, which may affect the Borrower’s ability to fulfill its obligations under this Contract.

10.	The Borrower and its investor(s) may not withdraw the funds, transfer the assets or, without consent, transfer the shares for the purpose of avoiding repayment of the loan.

11.	The Borrower shall, in a timely manner, inform the Lender in writing of any alterations of names, legal representatives, addresses, scope of business of the Borrower.

12.	If the guarantor of the loan under this Contract is in situations including termination of production, suspension of business, cancellation of registration, revocation of business license, bankruptcy and losses in operation which cause the guarantor to partially or wholly loss its ability to guarantee, or the value of mortgage, pledge, pledge right has decreased, the Borrower shall provide other guarantee measures that are acceptable to the Lender in a timely manner.

13.	The Borrower shall bear the expenses incurred associated with the loan under this Contract, including legal fees, insurance, transportation, valuation, registration, storage, appraisal and notarization.

Article Five	Early Repayment

The Borrower may make the early repayment of the loan with the Lender’s approval; and if the Lender approves, the interests of the amounts of early repayment shall be calculated by Item 1 of the following:

1.	The interests are calculated by the loan term and implemented interest rate stipulated in the Contract.

2.	The interests are calculated by the actual loan term and implemented interest rate stipulated in this Contract plus percent.

Article Six	Liabilities for Breach of the Contract

1.	If the Lender fails to grant the loan stipulated in the Contract to the Borrower and causes losses of the Borrower, the Lender shall pay penalty to the Borrower based on the amounts payable in default and the time delayed, and the penalty shall be calculated by the same method as the calculation of the interests of the default loan.

2.	If the Borrower fails to repay the principal on the date stipulated in the Contract, the penalty interests may be calculated based on the prescribed implemented interest rate plus _ percent from the default date until the date when the principal and the interests are repaid. During the default term, if the loan is in RMB and the standard rate of RMB is raised by the People’s Bank of China, the penalty interest rate may be raised from the date when the standard rate is adjusted.

3.	If the Borrower fails to use the proceeds for the purpose stipulated in the Contract, the Lender may calculate and impose the penalty interests for the amount that is misused based on the prescribed implemented interest rate of the loan plus one hundred percent from the date of misuse until the date when the principal and the interests are repaid. During such period of time, if the loan is in RMB and the standard rate of RMB is raised by the People’s Bank of China, the penalty interest rate may be raised from the date when the standard rate is adjusted.

4.	For the accrued interests payable, the Lender may calculate and impose the compound interests according to the regulations of the People’s Bank of China. The accrued interests payable include the accrued interests payable (including misuse penalty interests) during the loan term and the accrued interests payable (including default penalty interests and misuse penalty interests) during the default term. For the accrued interests payable incurred during the loan term, the compound interests shall be calculated by the prescribed implemented interest rate of the loan during the loan term and shall be calculated by the default interest rate from the maturity date of the loan; for the accrued interests payable of the default loan, the compound interests shall be calculated by the default interest rate.

5.	If the Borrower breaches the obligations under the Contract, the Lender is entitled to request the Borrower to rectify the breach, withhold funds, request early repayment of the granted loans, announce that other loans under other contracts entered into by and between the Borrower and the Lender immediately become mature, or take other actions to secure the funds.

6.	If any guarantor for the loan under the Contract breaches the obligations under this Contract, the Lender is entitled to withhold funds, request early repayment of the granted loans, or take other actions to secure the funds.

7.	If the Lender resorts to litigation or arbitration to preserve the creditor’s right for the breach of the Borrower, the Lender’s expenses, including legal fees, travel expenses and other expenses, used in reinforcement of the Lender’s rights shall be borne by the Borrower.

Article Seven	Guarantee for the Loan

The way of guarantee for the loan under the contract is the Maximum amount pledge, and the guarantee contract shall be singed separately. If the way of guarantee is the maximum amount mortgage guarantee, the guarantee contract is numbered 36903200900000039.

Article Eight	Dispute Settlement

Any disputes arising from implementation of this Contract shall be dealt with through negotiation by both Parties or be settled by Item 1 of the following:

1.	Litigation. The jurisdiction shall be vested in the People’s Court where the Lender domiciles.

2.	Arbitration. The arbitration shall be submitted to (full name of the arbitration commission) and conducted in accordance with its arbitration rules.

During litigation or arbitration, articles in the Contract that are not in disputes shall still be enforceable.

Article Nine	Other Issues

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Article Ten	Effectiveness of the Contract

This Contract shall come into force upon the date of signing or seal by the Parties.

Article Eleven	Copies of the Contract

This Contract is in   . Each of the Lender, Borrower and guarantor holds _ copy, with equal legal force.

Article Twelve	Remarks

The Lender has reminded the Borrower to have a comprehensive and precise understanding of the articles in the Contract and also provided explanations for relative articles on the Borrower’s demand. Both Parties have a unanimous understanding on the content of the Contract.

Borrower: Jinko Solar Co., Ltd.	Lender: Agricultural Bank of China, Shangrao Branch

/s/ Kangping Chen	/s/ Zhenyu Ye

Legal representative:	Person in charge:

Or authorized agent:	Or authorized agent:

Date of contract: June 25, 2009

Address of contract: Agricultural Bank of China Shangrao Branch